                                                           EXHIBIT 11


                                 AYURCORE, INC.

                  COMPUTATION OF NET (LOSS) PER COMMON SHARE (2)


                                                             Year Ended December 31,          Nine Months Ended September 30,
                                                         -----------------------------       --------------------------------
                              Primary                       1995               1996             1996                1997
                              -------                    ----------        -----------       -----------         ----------
                                                                                                       (Unaudited)

Net (loss)                                               $(1,163,000)      $(1,327,000)      $  (949,000)         $ (704,000)
                                                         ------------      ------------      -----------           ----------
                                                         ------------      ------------      -----------           ----------

Weighted average number of common shares outstanding       1,986,106         1,999,994         1,999,994           1,999,994

Shares issuable upon exercise of stock options and
  warrants, net of shares assumed to be repurchased           65,833            65,833            65,833              65,833
                                                         ------------      ------------      -----------           ----------

Shares used for computation                                2,051,939         2,065,827         2,065,827           2,065,827
                                                         ------------      ------------      -----------           ----------
                                                         ------------      ------------      -----------           ----------

Net (loss) per common share                              $    (.57)        $    (.64)        $    (.46)           $    (.34)
                                                         ------------      ------------      -----------           ----------
                                                         ------------      ------------      -----------           ----------

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Notes and Assumptions:

(1) The Company issued common stock and common stock equivalents for consideration below the initial public offering price of $6.00.
     Consequently, in accordance with Staff Accounting Bulletin 83 (during the periods covered by statements of operation included in the registration statement) the followng methodology was used in determining weighted average shares outstanding:

     Stock issued in a one year period immediately prior to the offering was treated as outstanding for the entire period and repurchase of shares using the treasury stock method at an offering price of $6.00.

(2) Adjusted to reflect retroactively, a 18,333.486-for-1 stock split approved by the Board of Directors of the Company on November 18, 1997.